		Exhibit 12
General Electric Company Ratio of Earnings to Fixed Charges
(Dollars in millions)		Three months ended March 31, 2001
GE except GECS
Earnings (a)		$4,061
Less:	Equity in undistributed earnings of General Electric
	Capital Services, Inc. (b)	(903)
Plus:	Interest and other financial
	charges included in expense	255
	One-third of rental expense (c)	51

Adjusted "earnings"		$3,464

Fixed Charges:
	Interest and other financial charges	$255
	Interest capitalized	1
	One-third of rental expense (c)	51

Total fixed charges		$307

Ratio of earnings to fixed charges		11.28

General Electric Company and consolidated affiliates
Earnings (a)		$4,556
Plus:	Interest and other financial charges
	included in expense	3,096
	One-third of rental expense (c)	129

Adjusted "earnings"		$7,781

Fixed Charges:
	Interest and other financial charges	$3,096
	Interest capitalized	30
	One-third of rental expense (c)	129

Total fixed charges		$3,255

Ratio of earnings to fixed charges		2.39

(a)	Earnings before income taxes, minority interest and cumulative effect of changes in accounting principle.
(b)	Earnings after income taxes, net of dividends, and before cumulative effect of changes in accounting principle.
(c)	Considered to be representative of interest factor in rental expense.